Exhibit 99.4

NEUROGENE MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion and analysis of Neurogene’s financial condition and results of operations together with the section entitled “Neurogene’s Business” and Neurogene’s audited financial statements, unaudited financial statements and the related notes appearing elsewhere in this proxy statement/prospectus. Some of the information contained in this discussion and analysis or set forth elsewhere in this proxy statement/prospectus, including information with respect to Neurogene’s plans and strategy for its business, includes forward-looking statements that involve risks, uncertainties, and assumptions. As a result of many factors, including those factors set forth in the section entitled “Risk Factors—Risks Related to Neurogene,” Neurogene’s actual results could differ materially from the results described in or implied by these forward-looking statements. You should carefully read the section entitled “Risk Factors—Risks Related to Neurogene” to gain an understanding of the factors that could cause actual results to differ materially from Neurogene’s forward-looking statements. Please also see the section entitled “Cautionary Note Regarding Forward-Looking Statements.”

Overview

Despite recent scientific advances in genetics, most neurological diseases, particularly those with devastating consequences to patients, are left untreated. Conventional gene therapy is an attractive potential treatment approach for only a limited number of monogenic diseases due to the challenges caused by the complex biology of neurological diseases and by inherent variable transgene uptake and expression. Neurogene is a clinical-stage biotechnology company committed to overcoming these limitations and turning today’s complex devastating neurological diseases into treatable conditions. By harnessing Neurogene’s proprietary transgene regulation technology, EXACT (“Expression Attenuation via Construct Tuning”), Neurogene is building a robust and differentiated product portfolio of genetic medicines for rare neurological diseases with high unmet need not otherwise addressable by conventional gene therapy. Neurogene’s EXACT approach leverages key scientific breakthroughs, including gene transfer technology, microRNA-based genetic circuits, and adeno-associated virus delivery, and is designed to deliver therapeutic levels of transgene to key areas of the brain that underlie neurological disease pathology.

Neurogene’s first clinical-stage program to utilize the EXACT platform is NGN-401, which is under development for the treatment of Rett syndrome, a disease with a patient population that has a significant unmet need, and that ultimately progresses to substantial neurological and physical impairment and premature death. In January 2023, Neurogene received clearance from the U.S. Food and Drug Administration (“FDA”) for its investigational new drug (“IND”) application for a Phase 1/2 clinical trial of NGN-401 for the treatment of pediatric female patients. The Phase 1/2 clinical trial is an open-label, single-arm, multi-center clinical trial that will assess the safety, tolerability, and efficacy of a single dose of NGN-401 delivered using a one-time intracerebral ventricular (“ICV”) procedure, which Neurogene believes is the most suitable route of administration to achieve optimal biodistribution in key regions of the brain. NGN-401 was manufactured at Neurogene’s manufacturing facility and clinical-grade product is available for dosing in the Phase 1/2 clinical trial. Neurogene expects preliminary clinical data from the first cohort of patients in this study in the fourth quarter of 2024 and an updated dataset from an expanded number of patients in the second half of 2025.

Neurogene believes that its EXACT platform has broad applicability in complex neurological diseases not otherwise easily addressable by conventional gene therapy. In addition to its Rett syndrome program, Neurogene has multiple early-stage programs in the discovery stage. Neurogene anticipates advancing one program into clinical development in 2025.

In addition to NGN-401, Neurogene is also pursuing a conventional gene therapy program in an ongoing Phase 1/2 clinical trial of NGN-101 for the treatment of CLN5 Batten disease. This patient population has a significant unmet need, and experiences extensive neurological and physical impairment leading to blindness, loss of motor function and early mortality. Neurogene’s Phase 1/2 clinical trial of NGN-101 is the first trial to assess the treatment of both neurodegenerative and ocular disease manifestations of Batten disease. A third-party manufacturer produced product for the NGN-101 program to initiate the Phase 1/2 clinical trial. Dosing for this program commenced in the second quarter of 2022, and Neurogene expects preliminary data in the second half of 2024.

Neurogene also established a fully operational current Good Manufacturing Practice (“cGMP”) facility in Houston, Texas used to manufacture current and future product for research, toxicology and clinical studies. Neurogene believes that its in-house manufacturing capabilities enable control of product quality and development timelines, strategic pipeline and financial flexibility, as well as clinical-to-commercial continuity.

Background

Neurogene was founded in 2018, and has devoted substantially all of its resources to conducting research and development activities (including with respect to the NGN-401 and NGN-101 programs) and undertaking preclinical studies, establishing its manufacturing facility, conducting clinical trials and the manufacturing of product used in its clinical trials and preclinical studies, business planning, developing and maintaining its intellectual property portfolio, hiring personnel, raising capital, and providing general and administrative support for these activities.

Since its inception and through the issuance of these financial statements, Neurogene has funded its operations primarily with outside capital (e.g., proceeds from the sale of preferred stock, common stock and pre-funded warrants) and has raised aggregate net proceeds of $339.4 million from these private placements. However, Neurogene has incurred significant recurring losses, including a net loss of $38.7 million for the nine months ended September 30, 2023 and $55.23 million and $50.5 million for the years ended December 31, 2022 and 2021, respectively. In addition, Neurogene had an accumulated deficit of $189.5 million and cash and cash equivalents of $45.6 million as of September 30, 2023. In order to continue its operations, Neurogene must achieve profitable operations and/or obtain additional equity or debt financing. Until Neurogene achieves profitability, management plans to fund its operations and capital expenditures with cash on hand and the sale and issuance of securities, including any proceeds from the Neurogene pre-closing financing. There can be no assurance that Neurogene will be successful in raising additional capital or that such capital, if available, will be on terms that are acceptable to Neurogene. If Neurogene is unable to raise sufficient additional capital, it may be compelled to consider actions such as reducing the scope of its operations and planned capital expenditures or sell certain assets, including intellectual property assets.

Neurogene’s net losses may fluctuate significantly from quarter-to-quarter and year-to-year, depending on a variety of factors, including the timing, scope and results of its research and development activities. Management expects that Neurogene’s expenses and capital requirements will increase substantially in connection with its ongoing activities as it:

•	advances the NGN-401 and NGN-101 programs through clinical development, including in any additional indications;

•	advances discovery programs from preclinical development into and through clinical development;

•	seeks regulatory approvals for any product candidates that successfully complete clinical trials;

•	establishes sales, marketing and distribution infrastructure to commercialize any approved product candidates;

•

establishes a commercialization infrastructure and scale up internal and external manufacturing and distribution capabilities to commercialize any product candidates for which Neurogene may obtain regulatory approval

•	expands clinical, scientific, management and administrative teams;

•	maintains, expands, protects and enforce its intellectual property portfolio, including patents, trade secrets and know-how;

•	implements operational, financial and management systems; and

•	incurs additional legal, accounting and other expenses related to operating as a public company.

Neurogene does not have any products approved for commercial sale and has not generated any commercial revenue from product sales. Its ability to generate product revenue sufficient to achieve and maintain profitability will depend upon the successful development and eventual commercialization of one or more of its product candidates, which Neurogene expects, if it ever occurs, will take many years. Neurogene expects to spend a significant amount in development and marketing costs prior to such time. Neurogene will therefore require substantial additional capital to develop its product candidates and support its continuing operations. Neurogene may never succeed in achieving regulatory and marketing approval for its product candidates. Neurogene may obtain unexpected results from its preclinical and clinical trials. Neurogene may elect to discontinue, delay, or modify preclinical and clinical trials of its product candidates. A change in the outcome of any of these variables with respect to the development of a product candidate could mean a significant change in the costs and timing associated with the development of that product candidate. Accordingly, until such time that Neurogene can generate a sufficient amount of revenue from product sales or other sources, if ever, management expects to finance Neurogene’s operations through private or public equity or debt financings, loans or other capital sources, which could include income from collaborations, partnerships or other marketing, distribution, licensing or other strategic arrangements with third parties, or from grants. However, Neurogene may be unable to raise additional capital from these sources on favorable terms, or at all. Its failure to obtain sufficient capital on acceptable terms when needed could have a material adverse effect on Neurogene’s business, results of operations or financial condition, including requiring Neurogene to delay, reduce or curtail its research, product development or future commercialization efforts. Neurogene may also be required to license rights to product candidates at an earlier stage of development or on less favorable terms than it would otherwise choose. Neurogene’s management cannot provide assurance that Neurogene will ever generate positive cash flow from operating activities. See “—Liquidity and Capital Resources.”

In December 2020, Neurogene entered into a research collaboration with the University of Edinburgh to support its pipeline development and expansion, and to accelerate scientific innovation to continue to improve upon conventional gene therapy. The University of Edinburgh has a vibrant community of over 500 neuroscience researchers and is widely recognized as a preeminent center for neuroscience research, especially in areas of neurodegeneration and in neurodevelopmental disorders, such as Rett syndrome. For example, researchers currently in neuroscience centers at the University of Edinburgh conducted the seminal preclinical work for Rett syndrome, including discovery of the MECP2 protein, its function as a transcriptional repressor, developing the first and most widely adopted animal model of Rett syndrome, demonstrating for the first time, the reversibility of phenotypes in any neurodevelopmental disorder as well as the first ever preclinical gene therapy efforts in Rett syndrome. Under the terms of the agreement, Neurogene has the option to in-license product candidates from Dr. Stuart Cobb’s laboratory, where he has a dual appointment as a Professor in Translational Neuroscience at the Patrick Wild Centre and Centre for Discovery Brain Sciences and serves as Neurogene’s Chief Scientific Officer.

Recent Developments

Merger with Neoleukin Therapeutics, Inc.

On December 18, 2023, Neurogene closed on a merger with Neoleukin and Merger Sub. Pursuant to the Merger Agreement, the Merger Sub merged with and into Neurogene, with Neurogene continuing as a wholly-owned subsidiary of Neoleukin, and Neoleukin being the surviving corporation of the merger, which was renamed Neurogene Inc.

Subject to the terms and conditions of the Merger Agreement, at the closing of the merger, (a) each outstanding share of Neurogene common stock (including shares of Neurogene common stock issued upon conversion of Neurogene preferred stock and shares of Neurogene common stock issued in the Neurogene pre-closing financing) converted into the right to receive a number of shares of Neoleukin common stock (after giving effect to the reverse stock split) equal to the exchange ratio set forth in the Merger Agreement; (b) each outstanding pre-funded warrant to purchase shares of Neurogene common stock converted into the right to receive a number of pre-funded warrants to purchase Neoleukin common stock equal to the exchange ratio set forth in the Merger Agreement; (c) each then outstanding Neurogene stock option that was not previously been exercised immediately prior to the effective time of the merger was assumed by Neoleukin; and (d) each then outstanding Neurogene restricted stock unit immediately prior to the effective time of the merger was assumed by Neoleukin.

Under the exchange ratio formula in the Merger Agreement, as of immediately after the merger, pre-merger Neurogene stockholders, including purchasers of Neurogene common stock and Neurogene pre-funded warrants in the Neurogene pre-closing financing, owned approximately 84% of the outstanding shares of capital stock of the combined company, and pre-merger stockholders of Neoleukin owned approximately 16% of the outstanding shares of capital stock of the combined company.

Pre-Closing Financing

On December 18, 2023, concurrently with the execution of the Merger Agreement, and in order to provide Neurogene with additional capital for its development programs prior to the closing of the merger, certain new and current investors purchased an aggregate of approximately 36,934,089 shares of common stock of Neurogene and pre-funded warrants to acquire approximately 23,964,846 of Neurogene shares of common stock for the aggregate amount of approximately $95.0 million in the Neurogene pre-closing financing. In connection with the Neurogene pre-closing financing, Neurogene amended its charter to increase the authorized number of shares of common stock in order to permit issuance of the shares and the shares issuable upon exercise of the pre-funded warrants purchased in the Neurogene pre-closing financing.

Impact of Global Economic Events

Uncertainty in the global economy presents significant risks to Neurogene’s business. Neurogene is subject to continuing risks and uncertainties in connection with the current macroeconomic environment, including increases in inflation, rising interest rates, changes in foreign currency exchange rates, recent bank failures, geopolitical factors, including the ongoing conflict between Russia and Ukraine and the responses thereto, and supply chain disruptions. While management is closely monitoring the impact of the current macroeconomic conditions on all aspects of Neurogene’s business, including the impacts on its participants in its Phase 1/2 clinical trials, employees, suppliers, vendors and business partners, the ultimate extent of the impact on Neurogene’s business remains highly uncertain and will depend on future developments and factors that continue to evolve. Most of these developments and factors are outside Neurogene’s control and could exist for an extended period of time. Management will continue to evaluate the nature and extent of the potential impacts to Neurogene’s business, results of operations, liquidity and capital resources. For additional information, see the section entitled “Risk Factors—Risks Related to Neurogene.”

Components of Results of Operations

Revenue

To date, Neurogene has not recognized any revenue from any sources, including from product sales, and Neurogene does not expect to generate any revenue from the sale of products in the foreseeable future. If Neurogene’s development efforts for its product candidates are successful and result in regulatory approval, or if Neurogene successfully licenses its products to third parties, Neurogene may generate revenue in the future from product sales or licensing revenue, as applicable. However, there can be no assurance as to when Neurogene will generate such revenue, if at all.

Operating Expenses

Research and Development Expenses

Research and development expenses consist primarily of costs incurred in connection with the discovery and development of Neurogene’s product candidates. Neurogene expenses research and development costs as incurred, including:

•	expenses incurred to conduct the necessary discovery-stage laboratory work, preclinical studies and clinical trials required to obtain regulatory approval;

•	acquired licenses and intellectual property that are accounted for as asset acquisitions and have no alternative future use;

•	personnel expenses, including salaries, benefits and stock-based compensation expense for Neurogene’s employees engaged in research and development functions;

•

costs of funding research performed by third parties, including pursuant to agreements with clinical research organizations (“CROs”) that conduct Neurogene’s clinical trials, as well as investigative sites, consultants and CROs that conduct Neurogene’s preclinical and nonclinical studies;

•

expenses incurred under agreements with Neurogene’s third-party contract development and manufacturing organizations (“CDMOs”), as well as internal manufacturing scale-up expenses, including the cost of acquiring and manufacturing preclinical study and clinical trial materials;

•	fees paid to consultants who assist with research and development activities;

•	expenses related to regulatory activities, including filing fees paid to regulatory agencies; and

•	allocated expenses for facility costs, including rent, utilities, depreciation and maintenance.

Before a product receives regulatory approval, Neurogene records upfront and milestone payments to third parties under licensing arrangements as expense, provided that there is no alternative future use of the rights in other research and developments projects.

Non-refundable prepayments for research and development costs that are paid in advance of performance are capitalized as a prepaid expense and amortized over the service period as the services are provided. Costs for certain development activities, such as outside research programs funded by Neurogene, are recognized based on an evaluation of the progress to completion of specific tasks with respect to their actual costs incurred. Payments for these activities are based on the terms of the individual arrangements, which may differ from the pattern of costs incurred, and are reflected in the financial statements as prepaid or accrued research and development expense as applicable.

Neurogene tracks outsourced development costs and other external research and development costs to specific product candidates on a program-by-program basis, including fees paid to CROs, CDMOs and research laboratories in connection with Neurogene’s preclinical development, process development, and clinical development activities. Neurogene also incurs personnel and other operating expenses for research and development programs, which are presented in aggregate.

Research and development activities are central to Neurogene’s business model. Product candidates in later stages of clinical development generally have higher development costs than those in earlier stages of clinical development, primarily due to the increased size and duration of later-stage clinical trials. Neurogene expects its research and development expenses to increase significantly over the next several years as it increases personnel costs, including stock-based compensation, conducts clinical trials, including later-stage clinical trials for current and future product candidates, and prepares regulatory filings for its product candidates.

General and Administrative Expenses

General and administrative expenses consist primarily of personnel expenses, including salaries, benefits and stock-based compensation expense, for employees and consultants in executive, finance and accounting, legal, operations support, information technology and human resource functions. General and administrative expenses also include corporate facility costs not otherwise included in research and development expense, including rent, utilities, depreciation and maintenance, as well as legal fees related to intellectual property and corporate matters and fees for accounting and consulting services.

Neurogene expects that its general and administrative expense will increase in the future to support its continued research and development activities, potential commercialization efforts and increased costs of operating as a public company. These increases will likely include increased costs related to the hiring of additional personnel and fees to outside consultants, legal support and accountants, among other expenses. Additionally, Neurogene anticipates increased costs associated with being a public company, including expenses related to services associated with maintaining compliance with the requirements of Nasdaq and the SEC, insurance and investor relations costs. If any of Neurogene’s current or future product candidates obtains U.S. regulatory approval, Neurogene expects that it would incur significantly increased expenses associated with building a sales and marketing team, as well as an expanded regulatory and compliance function.

Interest Income

Interest income consists primarily of interest earned on Neurogene’s cash equivalents. Neurogene expects its interest income to fluctuate depending on interest rates and the amount of cash that is invested.

Income Taxes

Since inception, Neurogene has not recorded any income tax benefits for net operating losses (“NOLs”) Neurogene has incurred for Neurogene’s research and development tax credits, as Neurogene believes, based upon the weight of available evidence, that it is more likely than not that all of Neurogene’s NOLs and tax credits will not be realized. Accordingly, Neurogene has established a valuation allowance against such deferred tax assets for all periods since inception.

Neurogene assesses its income tax positions and records tax benefits based upon management’s evaluation of the facts, circumstances, and information available at the reporting date. For those tax positions where it is more likely than not that a tax benefit will be sustained, Neurogene records the amount of tax benefit with a greater than 50 percent likelihood of being realized upon ultimate settlement with a taxing authority having full knowledge of all relevant information. For those income tax positions for which it is not more likely than not that a tax benefit will be sustained, no tax benefit is recognized in the financial statements

As of December 31, 2022, Neurogene had federal and state NOL carryforwards in the amount of $110.5 million and $36.0 million, respectively, which may be available to offset future taxable income. The state NOL carryforwards begin expiring at various dates through 2041, unless previously utilized. All federal NOL carryforwards were generated subsequent to January 1, 2018 and therefore are able to be carried forward indefinitely. As of December 31, 2022, Neurogene also had federal research tax credit and federal orphan drug tax credit carryforwards of $2.9 million and $0.7 million, respectively, which may be used to offset future tax liabilities. These tax credit carryforwards expire at various dates through 2042, unless previously utilized.

Results of Operations

Comparison of the Three Months Ended September 30, 2023 and 2022

The following table summarizes Neurogene’s results of operations for the periods indicated:

(in thousands)	Three Months Ended September 30,
	2023	2022	Change
Operating expenses:
Research and development expenses	$11,606	$10,824	$782
General and administrative expenses	3,613	2,176	1,437

Total operating expenses	15,219	13,000	2,219

Loss from operations	(15,219)	(13,000)	(2,219)

Other income (expense):
Interest income, net	650	452	198
Interest expense	(4)	—	(4)
Other expense	(4)	—	(4)

Net loss	$(14,577)	$(12,548)	$(2,029)

Research and Development Expenses

The following table summarizes Neurogene’s research and development expenses for the periods indicated:

(in thousands)	Three Months Ended September 30,
	2023	2022	Change
Program specific expenses:
Rett syndrome	$1,665	$1,552	$113
Batten disease	1,391	1,090	301
Early Discovery	857	314	543
Discontinued Programs	46	291	(245)
Unallocated internal expenses:
Personnel-related	4,103	4,068	35
Share-based compensation	242	190	52
Manufacturing	2,605	2,631	(26)
Other	697	688	9

Total research and development expenses	$11,606	$10,824	$782

Research and development expenses were $11.6 million for the three months ended September 30, 2023, as compared to $10.8 million for the three months ended September 30, 2022, an increase of $0.8 million.

Expenses related to the Rett syndrome program increased primarily due to a $1.4 million increase in clinical trial costs for the phase 1/2 clinical trial of NGN-401, offset by a $0.9 million decline in preclinical costs as IND-enabling studies were substantially complete by year-end 2022, and a $0.3 million decline in chemistry, manufacturing, and controls related related testing. The increase in expenses related to the Batten Disease program was primarily driven by a $0.5 million increase in clinical trial costs for the phase 1/2 clinical trial of NGN-101, offset by a $0.1 million decline in preclinical and clinical development costs. The increase in expenses related to the Early Discovery program was primarily driven by a $0.5 million increase in preclinical costs.

In 2021, Neurogene reprioritized its pipeline and discontinued certain programs that were in the preclinical and IND-enabling phase of development and shifted focus to developing programs such as NGN-401 for the treatment of Rett syndrome with Neurogene’s EXACT technology. The decision to wind down these programs resulted in a reduction in costs of $0.2 million in Discontinued Programs, primarily driven by a $0.2 million decrease in natural history study costs. Remaining expenses for Discontinued Programs are expected to be substantially complete by year end 2023.

The increase in unallocated internal expenses was insignificant.

General and Administrative Expenses

General and administrative expenses were $3.6 million for the three months ended September 30, 2023, as compared to $2.2 million for the three months ended September 30, 2022, an increase of $1.4 million. The increase was primarily attributable to: (i) a business email compromise attack by a third party. This resulted in the diversion of payments totaling approximately $0.9 million to a fraudulent bank account. Subsequent to September 30, 2023, the Company has recovered approximately $0.5 million of the diverted funds, (ii) increases in professional and consulting fees totaling $0.3 million resulting from the planned merger with Neoleukin Therapeutics, Inc. and recruiting costs, and (iii) increases in personal-related expenses totaling $0.2 million.

Interest Income

Interest income increased by $0.2 million for the three months ended September 30, 2023 as compared to the three months ended September 30, 2022. The increase was primarily due to a significant rise in interest rates that was partially offset by a decrease in the amount of Neurogene’s cash balances.

Comparison of the Nine Months Ended September 30, 2023 and 2022

The following table summarizes Neurogene’s results of operations for the periods indicated:

(in thousands)	Nine Months Ended September 30,
	2023	2022	Change
Operating expenses:
Research and development expenses	$32,210	$36,511	$(4,301)
General and administrative expenses	8,640	7,057	1,583

Total operating expenses	40,850	43,568	(2,718)

Loss from operations	(40,850)	(43,568)	2,718

Other income (expense):
Interest income, net	2,170	635	1,535
Interest expense	(9)	—	(9)
Other expense	(11)	—	(11)

Net loss	$(38,700)	$(42,933)	$4,233

Research and Development Expenses

The following table summarizes Neurogene’s research and development expenses for the periods indicated:

(in thousands)	Nine Months Ended September 30,
	2023	2022	Change
Program specific expenses:
Rett syndrome	$3,917	$3,615	$302
Batten disease	3,944	4,125	(181)
Early Discovery	1,743	936	807
Discontinued Programs	316	3,437	(3,121)
Unallocated internal expenses:
Personnel-related	11,481	12,196	(715)
Share-based compensation	657	541	116
Manufacturing	7,906	9,312	(1,406)
Other	2,246	2,349	(103)

Total research and development expenses	$32,210	$36,511	$(4,301)

Research and development expenses were $32.2 million for the nine months ended September 30, 2023, as compared to $36.5 million for the nine months ended September 30, 2022, a decrease of $4.3 million.

Expenses related to the Rett syndrome program increased primarily due to a $2.8 million increase in clinical trial costs related to study start-up for the phase 1/2 clinical trial of NGN-401, partially offset by a decrease in preclinical costs of $2.3 million as activities related to IND-enabling studies were substantially complete by year-end 2022, and a $0.2 decrease in chemistry, manufacturing and control costs. The decrease in expenses related to the Batten disease program was primarily driven by a $0.1 million decrease in chemistry, manufacturing and controls costs. Expenses related to Early Discovery increased primarily due to a $0.7 million increase in preclinical costs. The decrease in Discontinued Programs was primarily driven by a $1.0 million decrease in preclinical costs, a $1.0 million decrease in chemistry, manufacturing and controls costs, and a $0.6 million decrease in in clinical trial costs. Remaining expenses for Discontinued Programs are expected to be substantially complete by year end 2023.

The $2.1 million decrease in unallocated internal expenses was primarily driven by a $0.4 million payroll tax credit received in June 2023 and a $1.4 million decrease in manufacturing costs due to lower raw material expenses.

General and Administrative Expenses

General and administrative expenses were $8.6 million for the nine months ended September 30, 2023, as compared to $7.1 million for the nine months ended September 30, 2022, an increase of $1.5 million. The increase was attributable to: (i) a business email compromise attack by a third party. This resulted in the diversion of payments totaling approximately $0.9 million to a fraudulent bank account. Subsequent to September 30, 2023, the Company has recovered approximately $0.5 million of the diverted funds, (ii) increases in professional and consulting fees totaling $0.4 million resulting from the planned merger with Neoleukin Therapeutics, Inc., and (iii) increases in personal costs totaling $0.4 million that were partially offset by a $0.1 million payroll tax credit received in June 2023.

Interest Income

Interest income increased by $1.5 million for the nine months ended September 30, 2023 as compared to the nine months ended September 30, 2022. The increase was primarily due to a significant rise in interest rates that was partially offset by a decrease in the amount of Neurogene’s cash balances.

Comparison of the Years Ended December 31, 2022 and 2021

The following table summarizes Neurogene’s results of operations for the periods indicated:

	Year Ended December 31,
(in thousands)	2022	2021	Change
Operating expenses:
Research and development	$47,505	$42,264	$5,241
General and administrative	9,012	8,270	742

Total operating expenses	56,517	50,534	5,983

Loss from operations	(56,517)	(50,534)	(5,983)
Other income (expense):
Interest income, net	1,337	17	1,320
Interest expense	(2)	—	(2)
Other Expense	(7)	—	(7)

Net loss	$(55,189)	$(50,517)	$(4,672)

Research and Development Expenses

The following table summarizes Neurogene’s research and development expenses for the periods indicated:

	Year Ended December 31,
(in thousands)	2022	2021	Change
Program specific expenses:
Rett syndrome	$4,609	$601	$4,008
Batten disease	5,576	8,543	(2,967)
Early Discovery	1,327	122	1,205
Discontinued Programs	3,861	6,534	(2,673)
Unallocated internal expenses:
Personnel-related	16,152	12,056	4,096
Share-based compensation	732	474	258
Manufacturing	12,231	10,087	2,144
Other	3,017	3,847	(830)

Total research and development expenses	$47,505	$42,264	$5,241

Research and development expenses were $47.5 million for the year ended December 31, 2022, as compared to $42.3 million for the year ended December 31, 2021, an increase of $5.2 million.

Expenses related to the Rett syndrome program increased primarily due to a $2.4 million increase in preclinical costs related to IND-enabling studies and a $1.2 million increase in chemistry, manufacturing and control costs to support IND-enabling studies. The decrease in expenses related to the Batten disease program was primarily due to a $3.0 million decrease in chemistry, manufacturing and control costs as activities required to produce and test GMP material at a CDMO were substantially completed in 2021. The increase in Early Discovery expenses was driven primarily by a $1.2 million increase in preclinical costs. Discontinued Programs expense declined primarily due to a $1.9 million decrease in preclinical costs and $0.8 decrease in clinical trial costs. Remaining expenses for Discontinued Programs are expected to substantially complete by year end 2023.

The $5.7 million increase in unallocated internal expenses was primarily driven by a $4.1 million increase in personnel-related expenses reflecting an increase in headcount to support internal manufacturing and clinical development activities, and a $2.1 million increase in Manufacturing expenses due to an increase in raw material purchases and contract analytical testing, offset by a $0.8 million decline in other expenses.

General and Administrative Expenses

General and administrative expenses were $9.0 million for the year ended December 31, 2022 as compared to $8.3 million for the year ended December 31, 2021, an increase of $0.7 million. The increase was primarily due to an increase in personnel-related expense due to increases in employee headcount and an increase in professional fees for tax and financial services.

Interest Income

Interest income increased by $1.3 million for the year ended December 31, 2022 as compared to the year ended December 31, 2021. The increase was primarily due to a significant rise in interest rates and an increase in the amount of Neurogene’s cash balances from 2021 to 2022.

Liquidity and Capital Resources

Sources of Liquidity

Since inception, Neurogene has not generated any revenue from product sales and has incurred significant operating losses and negative cash flows from its operations. Neurogene expects to continue to incur significant expenses and operating losses for the foreseeable future as it advances the clinical development of its product candidates. Neurogene expects that its research and development and general and administrative costs will continue to increase significantly, including in connection with conducting clinical trials and manufacturing for its product candidates to support commercialization and providing general and administrative support for its operations, including the costs associated with operating as a public company. As a result, Neurogene will need additional capital to fund its operations, which Neurogene may obtain from additional equity or debt financings, collaborations, licensing arrangements or other sources. See the section entitled “Risk Factors” for additional risks associated with Neurogene’s substantial capital requirements.

As of September 30, 2023, Neurogene had cash and cash equivalents of $45.6 million. Since inception and through the issuance of these financial statements, Neurogene has funded its operations primarily through private placements of convertible preferred stock, common stock and pre-funded warrants for net proceeds of $339.4 million.

Future Capital Requirements

Since inception, Neurogene has not generated any revenue from product sales. Management does not expect to generate any meaningful product revenue unless and until Neurogene obtains regulatory approval of and commercializes any of its product candidates, and management does not know when, or if, that will occur. Until Neurogene can generate significant revenue from product sales, if ever, it will continue to require substantial additional capital to develop its product candidates and fund operations for the foreseeable future. Management expects Neurogene’s expenses to increase in connection with its ongoing activities as described in greater detail below. Neurogene is subject to all the risks incident in the development of new biopharmaceutical products, and it may encounter unforeseen expenses, difficulties, complications, delays, and other unknown factors that may harm Neurogene’s business.

In order to complete the development of Neurogene’s product candidates and to build the sales, marketing and distribution infrastructure that management believes will be necessary to commercialize product candidates, if approved, Neurogene will require substantial additional capital. Accordingly, until such time that Neurogene can generate a sufficient amount of revenue from product sales or other sources, if ever, management expects to seek to raise any necessary additional capital through private or public equity or debt financings, loans or other capital sources, which could include income from collaborations, partnerships or other marketing, distribution, licensing or other strategic arrangements with third parties, or from grants. To the extent that Neurogene raises additional capital through equity financings or convertible debt securities, the ownership interest of its stockholders will be or could be diluted, and the terms of these securities may include liquidation or other preferences that adversely affect the rights of its common stockholders. Debt financing and equity financing, if available, may involve agreements that include covenants limiting or restricting Neurogene’s ability to take specific actions, including restricting its operations and limiting its ability to incur liens, issue additional debt, pay dividends, repurchase its own common stock, make certain investments or engage in merger, consolidation, licensing, or asset sale transactions. If Neurogene raises capital through collaborations, partnerships, and other similar arrangements with third parties, it may be required to grant rights to develop and market product candidates that Neurogene would otherwise prefer to develop and market itself. Neurogene may be unable to raise additional capital from these sources on favorable terms, or at all. Neurogene’s ability to raise additional capital may be adversely impacted by potential worsening global economic conditions and the recent disruptions to, and volatility in, the credit and financial markets in the United States and worldwide resulting from recent bank failures, other macroeconomic conditions and otherwise. The failure to obtain sufficient capital on acceptable terms when needed could have a material adverse effect on Neurogene’s business, results of operations or financial condition, including by requiring Neurogene to delay, reduce or curtail its research, product development or future commercialization efforts. Neurogene may also be required to license rights to product candidates at an earlier stage of development or on less favorable terms than Neurogene would otherwise choose. Management cannot provide assurance that Neurogene will ever generate positive cash flow from operating activities.

Since its inception and through the issuance of these financial statements, Neurogene has funded its operations primarily with outside capital (e.g., proceeds from the sale of preferred stock, common stock and pre-funded warrants) and has raised aggregate net proceeds of $339.4 million from these private placements. However, Neurogene has incurred significant recurring losses. As of September 30, 2023, Neurogene had an accumulated deficit of $189.5 million and cash and cash equivalents of $45.6 million. In order to continue its operations, Neurogene must achieve profitable operations and/or obtain additional equity or debt financing. Until Neurogene achieves profitability, management plans to fund its operations and capital expenditures with cash on hand and issuance of capital stock including any proceeds from the Neurogene pre-closing financing. Neurogene may not be successful in raising additional capital and such capital, if available, may not be on terms that are acceptable to Neurogene.

Immediately prior to the merger, Neurogene received gross proceeds of approximately $95 million from the Neurogene pre-closing financing. After closing of the merger, Neurogene expects to incur additional costs associated with operating as a public company. In addition, Neurogene anticipates that it will need substantial additional funding in connection with its continuing operations. Management based projections of operating capital requirements on Neurogene’s current operating plan, which includes several assumptions that may prove to be incorrect, and Neurogene may use all of its available capital resources sooner than management expects.

Because of the numerous risks and uncertainties associated with research, development and commercialization of product candidates, Neurogene is unable to estimate the exact amount and timing of its capital requirements. Neurogene’s future funding requirements will depend on many factors, including:

•	the scope, timing, progress, results, and costs of researching and developing genetic medicines, and conducting larger and later-stage clinical trials;

•	the scope, timing, progress, results, and costs of researching and developing other product candidates that Neurogene may pursue;

•	the costs, timing, and outcome of regulatory review of Neurogene’s product candidates;

•

the costs of future activities, including product sales, medical affairs, marketing, manufacturing, and distribution, for any of Neurogene’s product candidates for which it receives marketing approval;

•	the costs of manufacturing commercial-grade products and sufficient inventory to support commercial launch;

•	the revenue, if any, received from commercial sale of Neurogene’s products, should any of product candidates receive marketing approval;

•	the cost and timing of attracting, hiring, and retaining skilled personnel to support Neurogene’s operations and continued growth;

•	the costs of preparing, filing and prosecuting patent applications, maintaining and enforcing Neurogene’s intellectual property rights and defending intellectual property-related claims;

•

Neurogene’s ability to establish, maintain, and derive value from collaborations, partnerships or other marketing, distribution, licensing, or other strategic arrangements with third parties on favorable terms, if at all;

•	the extent to which Neurogene acquires or in-licenses other product candidates and technologies, if any; and

•	the costs associated with operating as a public company.

A change in the outcome of any of these or other factors with respect to the development of any of Neurogene’s product candidates could significantly change the costs and timing associated with the development of that product candidate. Furthermore, Neurogene’s operating plans may change in the future, and Neurogene may need additional capital to meet the capital requirements associated with such operating plans.

Cash Flows

The following table summarizes Neurogene’s cash flows for the periods indicated:

	Nine Months Ended September 30,		Year Ended December 31,
(in thousands)	2023	2022	2022	2021
Net cash used in operating activities	$(34,450)	$(42,644)	$(52,824)	$(46,400)
Net cash used in investing activities	(193)	(2,008)	(2,230)	(18,369)
Net cash provided by financing activities	(1,815)	66,500	66,531	51,063

Net increase (decrease) in cash and cash equivalents	$(36,458)	$21,848	$11,477	$(13,706)

Cash Flows from Operating Activities

For the nine months ended September 30, 2023, Neurogene used $34.5 million of cash in operating activities. Cash used in operating activities reflected Neurogene’s net loss of $38.7 million, a $0.2 million net increase in Neurogene’s operating assets and liabilities and noncash charges of $4.0 million, which consisted of $2.4 million in depreciation, $1.1 million in stock-based compensation and $0.5 million in in non-cash operating lease expense. The primary use of cash was to fund Neurogene’s operations related to the development of its product candidates.

For the nine months ended September 30, 2022, Neurogene used $42.6 million of cash in operating activities. Cash used in operating activities reflected Neurogene’s net loss of $42.9 million, a $3.4 million net decrease in Neurogene’s operating assets and liabilities, offset by noncash charges of $3.7 million, which consisted of $2.3 million in depreciation, $0.9 million in stock-based compensation and $0.5 million in in non-cash operating lease expense. The primary use of cash was to fund Neurogene’s operations related to the development of its product candidates.

For the year ended December 31, 2022, Neurogene used $52.8 million of cash in operating activities. Cash used in operating activities reflected Neurogene’s net loss of $55.2 million, a $2.7 million net decrease in Neurogene’s operating assets and liabilities, offset by noncash charges of $5.1 million, which consisted of $3.2 million in depreciation, $1.3 million in stock-based compensation and $0.6 million in non-cash operating lease expense. The primary use of cash was to fund Neurogene’s operations related to the development of its product candidates.

For the year ended December 31, 2021, Neurogene used $46.4 million of cash in operating activities. Cash used in operating activities reflected Neurogene’s net loss of $50.5 million, offset by a $1.6 million net increase in Neurogene’s operating assets and liabilities, noncash charges of $2.5 million, which consisted of $0.9 million in depreciation and $0.9 million in stock-based compensation. The primary use of cash was to fund Neurogene’s operations related to the development of its product candidates.

Cash Flows from Investing Activities

For the nine months ended September 30, 2023, net cash flows used in investing activities consisted of purchases of property and equipment of $0.2 million.

For the nine months ended September 30, 2022, net cash flows used in investing activities consisted of purchases of property and equipment of $2.0 million.

For the year ended December 31, 2022, net cash flows used in investing activities consisted of purchases of property and equipment of $2.2 million.

For the year ended December 31, 2021, net cash flows used in investing activities consisted of purchases of property and equipment of $18.4 million.

Cash Flows from Financing Activities

For the nine months ended September 30, 2023, net cash flows used in financing activities consisted of deferred financing costs of $2.0 million, partially offset by proceeds from the issuance of Series A common stock upon the exercise of options of $0.2 million.

For the nine months ended September 30, 2022, net cash flows provided by financing activities consisted of proceeds from the issuance of Series B convertible preferred stock of $66.5 million.

For the year ended December 31, 2022, net cash flows provided by financing activities consisted of proceeds from the issuance of Series B convertible preferred stock of $66.5 million and proceeds from the issuance of Series A common stock upon the exercise of options of $0.07 million.

For the year ended December 31, 2021, net cash flows provided by financing activities consisted of proceeds from the issuance of Series B convertible preferred stock of $50.8 million and proceeds from the issuance of Series A common stock upon the exercise of options of $0.3 million.

Contractual Obligations and Commitments

Lease Obligations

Neurogene leases space under operating lease agreements for administrative offices in New York, New York, and a manufacturing facility in Houston, Texas, which expire in June 2026 and August 2029, respectively.

The following table summarizes Neurogene’s contractual obligations and commitments as of September 30, 2023:

Maturity of operating lease liabilities (in thousands)
2023 (remaining)	$264
2024	1,081
2025	1,119
2026	866
2027	677
2028	677
2029	397

Total lease payments	$5,081

Maturity of finance lease liabilities (in thousands)
2023 (remaining)	$12
2024	51
2025	49
2026	15
2027	6
2028	1

Total lease payments	$134

Research and Development and Manufacturing Agreements

Neurogene enters into agreements with certain vendors for the provision of goods and services, which includes manufacturing services with contract development and manufacturing organizations and development and clinical trial services with CROs. These agreements may include certain provisions for purchase obligations and termination obligations that could require payments for the cancellation of committed purchase obligations or for early termination of the agreements. The amount of the cancellation or termination payments vary and are based on the timing of the cancellation or termination and the specific terms of the agreement. These obligations and commitments are not presented separately.

License and Collaboration Agreements

License Agreement with The University of North Carolina

In May 2019, Neurogene entered into an Exclusive License Agreement with the University of North Carolina at Chapel Hill (“UNC”) to obtain an exclusive, worldwide, royalty bearing license, with the right to grant sublicenses under certain patents to make, use, or sell products covered by such patents for prevention or treatment of disease or medical or genetic conditions, including CLN5 Batten disease or other diseases from dysfunction of the CLN5 gene. Neurogene is obligated to pay UNC up to $1.7 million in sales-related milestones for licensed products based on annual sales of the licensed product in excess of defined thresholds and low single-digit percentage royalties on net sales of licensed product for as long as there is a valid patent claim under the patent rights. Neurogene is also required to reimburse any patent expenses, as well as pay a nonrefundable annual maintenance fee which, when royalties become due and payable, will be creditable against such royalties.

License Agreement with The University of Edinburgh

In January 2020, Neurogene entered into an Option Agreement (the “Edinburgh Option Agreement”) with the University Court of the University of Edinburgh (“University of Edinburgh”) for an option to license certain patents covering the EXACT technology (the “Licensed Technology”). To secure the option, Neurogene was solely required to pay the costs associated with the filing, preparing, prosecution and maintenance of the patents covering the Licensed Technology during the option period. Such expenses were immaterial for the year ended December 31, 2020. No other payments were payable under the Edinburgh Option Agreement. Neurogene subsequently exercised the option under the Edinburgh Option Agreement and then entered into the Master Collaboration Agreement (“MCA”) discussed below, which superseded the Edinburgh Option Agreement.

In December 2020, University of Edinburgh and Neurogene entered into the MCA. Under the MCA, Neurogene and the University of Edinburgh agreed to collaborate on certain research and development projects (“Projects”) and Neurogene agreed to provide funding for such Projects for a 40-month initial term, which term may be extended by mutual agreement. In exchange for such funding, the University of Edinburgh granted Neurogene the option to exclusively license any intellectual property arising from such Projects. If Neurogene exercises an exclusive option for a particular Project, Neurogene will enter into a separate exclusive license agreement on its own terms with the University of Edinburgh. Under the MCA, Neurogene is obligated to pay semi-annual installment payments relating to funding of costs for personnel and lab consumables for the 40-month period. Either party may terminate the MCA for convenience upon 90 days’ notice. If Neurogene terminates the MCA, it would be responsible for all non-cancellable costs and commitments related to any particular Project and any and all funding costs for any person working on such Project.

In March 2022, Neurogene exercised its option through the collaboration under the MCA, and entered into a License Agreement (the “March 2022 Edinburgh License Agreement”) with University of Edinburgh, pursuant to which Neurogene licensed certain patents and know-how related to the EXACT technology and optimized MECP2 cassettes on an exclusive basis. Under the March 2022 Edinburgh License Agreement, Neurogene obtained an exclusive, worldwide license to the licensed patents to develop, manufacture, supply, sell, and commercialize any products that utilize the licensed patents (the “Licensed Products”) in exchange for low single-digit percentage royalties on future commercial net sales of the Licensed Products. Royalties are payable on a Licensed Product-by-Licensed Product and country-by-country basis until the latest of the expiration of the last licensed patent covering such Licensed Product in the country where the Licensed Product is sold, or, if no licensed patent exists or has expired in such country, then ten years from first commercial sale of such Licensed Product in such country. In connection with the license, Neurogene is also obligated to pay the University of Edinburgh up to $5.25 million in regulatory-related milestones and up to $25 million in sales-related milestones based on annual net sales of Licensed Products in excess of defined thresholds.

In November 2023, Neurogene and the University of Edinburgh amended the MCA. Under the amended MCA, Neurogene and the University of Edinburgh agreed to continue collaborating on certain Projects and Neurogene agreed to provide funding for such Projects through December 2026, or an additional 33 months. Neurogene is obligated to pay semi-annual installment payments relating to funding of costs for personnel and lab consumables for the entire period.

License Agreement with Virovek

In September 2020, Neurogene entered into a Non-Exclusive License Agreement with Virovek, Inc., pursuant to which Neurogene has a license to use certain patents and know-how on a non-exclusive basis related to Neurogene’s baculovirus process in exchange for low single-digit percentage royalties on future commercial net sales of each product using the baculovirus process, development milestone payments of up to $200,000 in the aggregate, and a nonrefundable annual license fee.

License Agreement with Sigma-Aldrich Co

In January 2023, Neurogene entered into a Non-Exclusive License Agreement with Sigma-Aldrich Co. LLC, pursuant to which Neurogene has a license to certain patents and know-how on a non-exclusive basis related to certain cell lines used in Neurogene’s baculovirus process in exchange for a small annual fee on a product-by-product basis, payable once the first product candidate enters the clinic. In addition, on a product-by-product basis, Neurogene is obligated to pay up to $2.5 million in the aggregate for development-related milestones.

Off-Balance Sheet Arrangements

Neurogene currently does not have, and did not have during the periods presented, any off-balance sheet arrangements, as defined in the rules and regulations of the SEC.

Critical Accounting Policies and Significant Judgments and Estimates

Neurogene’s financial statements are prepared in accordance with U.S. GAAP. The preparation of the financial statements and related disclosures requires management to make estimates and judgments that affect the reported amounts of assets, liabilities, costs and expenses, and the disclosure of contingent assets and liabilities in Neurogene’s financial statements. Neurogene bases its estimates on historical experience, known trends and events and various other factors that management believes are reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Management evaluates estimates and assumptions on a periodic basis. Neurogene’s actual results may differ from these estimates.

While Neurogene’s significant accounting policies are described in more detail in the Note 3 to the financial statements for the years ended December 31, 2022 and 2021, appearing elsewhere in this proxy statement/prospectus, management believes that the following accounting policies are critical to understanding Neurogene’s historical and future performance, as the policies relate to the more significant areas involving management’s judgments and estimates used in the preparation of the financial statements.

Research and Development Expenses

Research and development expenses consist primarily of costs incurred in connection with the development of Neurogene’s product candidates. Neurogene expenses research and development costs as incurred.

These costs include, but are not limited to, employee-related expenses, including salaries, benefits and travel of research and development personnel, facilities, supplies, rent, insurance, stock-based compensation, depreciation and external expenses incurred under agreements with contract research organizations and investigative sites that conduct preclinical and clinical studies and manufacture the drug product for Neurogene’s preclinical and clinical activities and other costs associated with preclinical activities.

Before a product receives regulatory approval, Neurogene records upfront and milestone payments to third parties under licensing arrangements as expense, provided that there is no alternative future use of the rights in other research and developments projects.

Neurogene accrues expenses for preclinical studies and clinical trial activities performed by its vendors based upon estimates of the proportion of work completed. Neurogene determines the estimates by reviewing contracts, vendor agreements and purchase orders, and through discussions with its internal clinical personnel and external service providers as to the progress or stage of completion of trials or services and the agreed-upon fee to be paid for such services. However, actual costs and timing of clinical trials are highly uncertain, subject to risks and may change depending upon a number of factors, including Neurogene’s clinical development plan. There can be judgment involved in measuring the research and development expenses to be recognized in a particular period. In some cases, expense is recorded using an underlying assumption of the progress to completion of specific activities. For example, costs may be recognized based on the passage of time for activities that span reporting periods. If the provision of services is not linear then this assumption could impact the amount of expense recognized. The level of judgment varies based on the nature of the services being performed and the underlying support obtained. For some activities, such as for certain clinical trials, expense is recorded based on information obtained from vendors as an intermediary to those performing the underlying services, such as contract research organizations. These estimates are inherently more judgmental since the quality and availability of the underlying data may vary. Neurogene does not need to make significant estimates where costs incurred are supported by invoices or reports of costs incurred are obtained from a vendor that is directly performing the underlying services, such as a consultant or contract manufacturing organization.

Neurogene makes estimates of its accrued expenses as of each balance sheet date in its financial statements based on facts and circumstances known at that time. If the actual timing of the performance of services or the level of effort varies from the estimate, Neurogene will adjust the accrual accordingly. Nonrefundable advance payments for goods and services, including fees for clinical trial expenses, process development or manufacturing and distribution of clinical supplies that will be used in future research and development activities, are deferred and recognized as expense in the period that the related goods are consumed or services are performed.

In-process research and development (“IPR&D”) that is acquired through licensing arrangements and accounted for as asset acquisitions are expensed immediately and within research and development expenses if the IPR&D has no alternative future use.

Stock-Based Compensation

Neurogene accounts for stock options granted to employees and nonemployees at fair value, which is measured using Black-Scholes Option pricing model. The fair value measurement date for employee awards is generally the date of grant. Neurogene recognizes stock-based compensation expense over the requisite service period of the individual grant, generally equal to the vesting period and uses the straight-line method to recognize stock-based compensation.

Neurogene’s policy is to account for forfeitures of stock-based when they occur in accordance with ASC 718, Compensation—Stock Compensation. Neurogene reverses compensation cost previously recognized, in the period the award is forfeited, for an award that is forfeited before completion of the requisite service period.

Neurogene utilizes the Black-Scholes option-pricing model, which incorporates assumptions and estimates, to value these options. Estimates and assumptions impacting the fair value measurement include the fair value per share of the underlying stock issuable upon exercise of the options, life of the options, risk-free interest rate, expected dividend yield and expected volatility from peer public companies of the price of the underlying stock.

Estimating the Fair Value of Common Stock

Neurogene is required to estimate the fair value of the common stock underlying its stock-based awards when performing the fair value calculations using the Black-Scholes option pricing model. Because Neurogene’s common stock is not currently publicly traded, the fair value of the common stock underlying its stock options has been determined on each grant date by Neurogene’s board of directors, with input from management, considering Neurogene’s most recently available third-party valuation of common shares.

The third-party valuations of Neurogene’s common stock were performed using methodologies, approaches and assumptions consistent with the American Institute of Certified Public Accountants, Audit and Accounting Practice Aid Series: Valuation of Privately Held Company Equity Securities Issued as Compensation. In addition, Neurogene’s board of directors considered various objective and subjective factors to estimate the estimated fair value of Neurogene’s common stock, including:

•	contemporaneous valuations of Neurogene’s common stock performed by independent third-party specialists;

•

prices of Neurogene’s convertible preferred stock sold to outside investors in arm’s length transactions, and the rights, preferences and privileges of Neurogene’s convertible preferred stock as compared to those of its common stock, including the liquidation preferences of its convertible preferred stock;

•	estimated value of each security both outstanding and anticipated;

•	anticipated capital structure, which will directly impact the value of the currently outstanding securities;

•	actual results of operations and financial position;

•	the status of Neurogene’s research and development efforts;

•	the composition of, and changes to, Neurogene’s management team and board of directors;

•	the lack of marketability and liquidity of Neurogene’s common stock as a private company;

•	Neurogene’s stage of development and business strategy and the material risks related to its business and industry;

•	general external market conditions affecting the life sciences and biotechnology industry sectors;

•	U.S. and global economic conditions;

•

the likelihood of achieving a liquidity event for the holders of Neurogene’s common stock, such as an initial public offering (“IPO”) or a sale of Neurogene’s company, given prevailing market conditions; and

•	the market value and volatility of comparable companies.

In determining the estimated fair value of Neurogene’s common stock, Neurogene’s board of directors considered the subjective factors discussed above in conjunction with the most recent valuations of Neurogene’s common stock that were prepared by an independent third-party. Neurogene’s board of directors, relying in part on these third-party valuations, determined valuations of Neurogene’s common stock of $0.44, $0.81, $0.90, $1.74, $1.53 and $1.39 per share as of February 8, 2019, September 25, 2020, December 15, 2020, August 31, 2021, March 4, 2022 and January 13, 2023, respectively, and such valuations by the board of directors were used for the purposes of determining the stock-based compensation expense. Following the closing of this offering, the fair value of Neurogene’s common stock will be the closing price of its common stock on the Nasdaq Global Market as reported on the date of the grant.